Exhibit 99(a)

Windstream produces double-digit free cash flow growth in 2008

•	Free cash flow increased 14 percent year-over-year to $763 million

•	$645 million returned to shareholders through dividends, share repurchases

•	$297 million in cash on hand at year-end

•	Expects $685 million to $755 million in free cash flow for 2009

Release date: Feb. 4, 2009

LITTLE ROCK, Ark. – Windstream Corporation (NYSE: WIN) today reported fourth-quarter and full-year results highlighted by double-digit growth in free cash flow for 2008.

Free cash flow, defined as net cash provided from operations minus capital expenditures, was $763 million for the year, an increase of almost $100 million year-over-year, largely due to lower capital expenditures and reduced cash taxes. Windstream returned $645 million, or 85 percent of its free cash flow, to shareholders in the form of dividends and share repurchases in 2008. The company’s dividend payout ratio was 58 percent for the year.

“Windstream met all the financial goals we set for the year amid a difficult economic environment,” said Jeff Gardner, president and CEO. “Our results are a tribute to our team’s focus and ability to manage this business to sustain free cash flow.

“Operationally, we completed enhancements to our network during the year to increase our competitiveness and provide additional revenue opportunities. We continued to focus on expanding our sales and distribution channels, and our business markets grew revenues slightly through increased sales of broadband and next generation network data services,” Gardner said.

Windstream completed the sale of its wireless properties in North Carolina to AT&T for approximately $60 million in cash during the fourth quarter. Windstream acquired these properties as part of the CT Communications acquisition. The operating results of the wireless business and the incremental tax expense related to the taxable gain on the sale are reflected as discontinued operations in the earnings results.

Windstream’s fourth-quarter results under Generally Accepted Accounting Principles (GAAP) include a loss of $10 million in discontinued operations related to the taxable gain and related tax effect from the sale of the wireless business; severance charges of almost $4 million on an after-tax basis related to a workforce reduction announced on Dec. 4; and a non-cash adjustment to deferred taxes of $14 million related to a restructuring of corporate entities completed in 2008. Collectively these items lowered diluted earnings per share by 6 cents for the quarter. Year-over-year comparisons also were affected by a tax-free gain of approximately $451 million on the sale of the company’s directory publishing business in the fourth quarter of 2007.

Fourth-quarter financial results:

Under GAAP:

•	Revenues were $778 million, a 5 percent decrease from a year ago.

•	Operating income was $277 million, a decrease of 8 percent year-over-year.

•	Net income was $81 million, an 86 percent decrease from a year ago, or 19 cents of diluted earnings per share.

•	Capital expenditures were $98 million, essentially flat year-over-year.

Under pro forma results from current businesses:

•	Revenues were $778 million, a 2 percent decrease from a year ago.

•	Operating income before depreciation and amortization was $401 million, a decline of 3 percent year-over-year and includes $6.4 million in restructuring charges.

•	Operating income was $277 million, a decrease of 5 percent from a year ago.

•	Average revenue per customer was $83.22, a 3 percent increase from a year ago.

•	Capital expenditures were $98 million, essentially flat year-over-year.

Full-year 2008 financial results:

Under GAAP:

•	Revenues were $3.172 billion, a 2 percent decrease from a year ago.

•	Operating income was $1.132 billion, a 2 percent decrease year-over-year.

•	Net income was $413 million, a 55 percent decrease from a year ago, or 93 cents of diluted earnings per share.

•	Net cash provided from operations was $1.08 billion.

•	Capital expenditures were $318 million, a 13 percent decrease from a year ago.

Under pro forma results from current businesses:

•	Revenues were $3.172 billion, a 1.5 percent decrease from a year ago.

•	Operating income before depreciation and amortization was $1.638 billion, a 1 percent decrease year-over-year and includes $8.5 million in restructuring charges.

•	Operating income was $1.145 billion, a 2 percent increase from a year ago.

•	Average revenue per customer was $83.02, a 3 percent increase year-over-year.

•	Capital expenditures were $317 million, an 18 percent decrease from a year ago.

Windstream ended the year with $297 million in cash and cash equivalents.

Fourth-quarter operating results:

Windstream added more than 16,000 new high-speed Internet customers during the fourth quarter, bringing its total customer base to approximately 979,000 – an increase of almost 12 percent year-over-year. Overall broadband penetration is now 32 percent of total access lines and 49 percent of primary residential lines.

Windstream added nearly 23,000 digital TV customers in the quarter, bringing its total customer base to approximately 274,000, or 15 percent penetration of primary residential lines.

Total access lines declined by approximately 48,000, or 5.2 percent year-over-year. Total lines at the end of the year were 3.04 million.

Financial outlook for 2009

Windstream expects to incur roughly $90 million in increased pension expense in 2009. This pension expense will be a non-cash charge and will not affect free cash flow. The increase reflects negative plan returns in 2008 and the company’s accounting practice to accelerate recognition of the effects of large changes in plan asset valuations. Based on preliminary estimates, the company does not expect to be required to make any cash contribution to the pension in 2009.

Windstream issued the following financial guidance for 2009:

2008 Pro Forma Results		2009 Guidance Range	% Change
Revenue	$3.172 billion	$3.045 billion- $3.170 billion	(4%) – 0%
OIBDA (a)	$1.638 billion	$1.575 billion - $1.640 billion	(4%) – 0%
OIBDA (b)	-	$1.485 billion - $1.550 billion	(9%) – (5%)
Capex	$318 million	$290 million - $320 million

(a)	Guidance range excludes expected non-cash pension expense of approximately $90 million
(b)	Guidance range includes expected non-cash pension expense of approximately $90 million

The company expects depreciation and amortization expense of approximately $500 million; net cash interest of approximately $395 million; and a cash tax rate in the low 30 percent range for 2009, which does not contemplate any potential benefits from the current stimulus packages being discussed in Washington.

The company expects to generate $685 million to $755 million in free cash flow in 2009, resulting in a dividend payout ratio between 58 percent to 64 percent.

Conference call

Windstream will hold a conference call at 7:30 a.m. CST today to review the company’s fourth-quarter earnings results.

To access the call:

Interested parties can access the call by dialing 1-866-873-7782, conference ID 80230581, 10 minutes prior to the start time.

The international dial-in number is 1-660-422-4943, conference ID 80230581.

To access the call replay:

A replay of the call will be available beginning at 10:30 a.m. CST today and ending at midnight CST on Feb. 18. The replay can be accessed by dialing 1-800-642-1687, conference ID 80230581.

The international dial-in number for the replay is 1-706-645-9291, conference ID 80230581.

Webcast information:

The conference call also will be streamed live over the company’s Web site at www.windstream.com/investors. Financial, statistical and other information related to the call will be posted on the site. A replay of the webcast will be available on the Web site beginning at 10:30 a.m. CST today.

About Windstream

Windstream Corporation is an S&P 500 company that provides digital phone, high-speed Internet and high-definition video and entertainment services to residential and business customers in 16 states. The company has approximately 3 million access lines and about $3.2 billion in annual revenues. For more information, visit www.windstream.com.

Windstream was formed July 17, 2006, through the spinoff of Alltel’s wireline business and its merger with VALOR Communications Group, Inc. The company acquired CT Communications (CTC) on Aug. 31, 2007.

Windstream’s GAAP results reflect CTC’s business starting Sept. 1, 2007. Pro forma results from current businesses are non-GAAP financial measures that include results from VALOR and CTC for periods prior to the mergers and exclude results from the directory publishing and wireless businesses. A reconciliation of pro forma results from current businesses to the comparable GAAP measures is included in the following financial schedules.

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements regarding Windstream’s financial guidance for 2009, are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from those contemplated above include, among others: further adverse changes in economic conditions in the markets served by Windstream; the extent, timing and overall effects of competition in the communications business; continued access line loss; the impact of new, emerging or competing technologies; the adoption of intercarrier compensation and/or universal service reforms by the Federal Communications Commission or Congress that results in a significant loss of revenue to Windstream; the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities; the availability and cost of financing in the corporate debt markets; the potential for adverse changes in the ratings given to Windstream’s debt securities by nationally accredited ratings organizations; the effects of federal and state legislation, rules and regulations governing the communications industry; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; unexpected results of litigation; unexpected rulings by state public service commissions in proceedings regarding universal service funds, intercarrier compensation or other matters that could reduce revenues or increase expenses; the effects of work stoppages; the impact of equipment failure, natural disasters or terrorist acts; earnings on pension plan investments significantly below our expected long term rate of return for plan assets; and those additional factors under the caption “Risk Factors” in Windstream’s Form 10-K for the year ended Dec. 31, 2007. In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. Windstream undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Windstream’s actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect Windstream’s future results included in Windstream’s filings with the Securities and Exchange Commission at www.sec.gov.

-end-

Media Relations Contact:

David Avery, 501-748-5876

david.avery@windstream.com

Investor Relations Contacts:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com

Rob Clancy, 501-748-5550

rob.clancy@windstream.com

WINDSTREAM CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME-Page 1

(In millions, except per share amounts)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
		(D)	Increase			(D)	Increase
	December 31,	December 31,	(Decrease)		December 31,	December 31,	(Decrease)
	2008	2007	Amount	%	2008	2007	Amount	%
UNDER GAAP:
Revenues and sales:
Service revenues	$734.1	$751.3	$(17.2)	(2)	$2,988.8	$2,942.5	$46.3	2
Product sales	43.4	65.4	(22.0)	(34)	182.7	303.4	(120.7)	(40)

Total revenues and sales	777.5	816.7	(39.2)	(5)	3,171.5	3,245.9	(74.4)	(2)

Costs and expenses:
Cost of services	235.6	251.8	(16.2)	(6)	978.7	984.6	(5.9)	(1)
Cost of products sold	40.6	38.6	2.0	5	165.5	178.7	(13.2)	(7)
Selling, general, administrative and other	94.3	101.8	(7.5)	(7)	381.0	413.9	(32.9)	(8)
Depreciation and amortization	124.0	121.5	2.5	2	492.7	506.0	(13.3)	(3)
Restructuring charges	6.4	1.1	5.3	482	8.5	4.6	3.9	85
Merger and integration costs	—	2.6	(2.6)	(100)	6.2	8.2	(2.0)	(24)
Impairment loss on assets held for sale (A)	—	—	—	—	6.5	—	6.5	—

Total costs and expenses	500.9	517.4	(16.5)	(3)	2,039.1	2,096.0	(56.9)	(3)

Operating income	276.6	299.3	(22.7)	(8)	1,132.4	1,149.9	(17.5)	(2)
Other income, net	(7.0)	(0.6)	(6.4)	(1,067)	2.1	11.1	(9.0)	(81)
Gain on sale of publishing business	—	451.3	—	—	—	451.3	—	—
Interest expense	(104.5)	(112.0)	7.5	7	(416.4)	(444.4)	28.0	6

Income from continuing operations before income taxes	165.1	638.0	(472.9)	(74)	718.1	1,167.9	(449.8)	(39)
Income taxes	74.2	54.9	19.3	35	283.2	251.5	31.7	13

Income from continuing operations	90.9	583.1	(492.2)	(84)	434.9	916.4	(481.5)	(53)
Discontinued operations, including tax expense (B)	(9.7)	0.5	(10.2)	(2,040)	(22.2)	0.7	(22.9)	(3,271)

Net income	$81.2	$583.6	$(502.4)	(86)	$412.7	$917.1	$(504.4)	(55)

Weighted average common shares:
Basic	436.1	466.6	(30.5)	(7)	440.7	471.9	(31.2)	(7)
Diluted	437.1	467.6	(30.5)	(7)	441.9	473.0	(31.1)	(7)

Earnings per share:
Basic:
Income from continuing operations	$.21	$1.25	$(1.04)	(83)	$.99	$1.94	$(.95)	(49)
Income (loss) from discontinued operations	(.02)	—	(.02)	—	(.05)	—	(.05)	—

Net income	$.19	$1.25	$(1.06)	(86)	$.94	$1.94	$(1.00)	(52)
Diluted:
Income from continuing operations	$.21	$1.25	$(1.04)	(83)	$.98	$1.94	$(.96)	(49)
Income (loss) from discontinued operations	(.02)	—	(.02)	—	(.05)	—	(.05)	—

Net income	$.19	$1.25	$(1.06)	(85)	$.93	$1.94	$(1.01)	(52)

PRO FORMA RESULTS OF OPERATIONS FROM CURRENT BUSINESSES (C)
Revenues and sales	$777.5	$793.0	$(15.5)	(2)	$3,171.5	$3,218.9	$(47.4)	(1)
Operating income before depreciation and amortization (OIBDA)	$400.6	$412.6	$(12.0)	(3)	$1,637.8	$1,649.3	$(11.5)	(1)

(A)	In the third quarter of 2008, the Company recognized a non-cash impairment charge to adjust the carrying value of its wireless spectrum holdings classified as acquired assets held for sale.
(B)	During the fourth quarter of 2008, Windstream sold its wireless business to AT&T mobility II, LLC. Accordingly, we have presented the operating results of the wireless business and related loss on sale as discontinued operations. For further details of these adjustments, see the Notes to Unaudited Reconciliations of Results of Operations Under GAAP to Pro Forma Results.
(C)	Pro forma results from current businesses adjusts results of operations under Generally Accepted Accounting Principles (“GAAP”) for the effects of the Company’s split off of the directory publishing business and the acquisition of CTC. For further details of these adjustments, see the Notes to Unaudited Reconciliations of Results of Operations Under GAAP to Pro Forma Results from Current Businesses.
(D)	Certain amounts previously reported have been reclassified to conform to the current year presentation of the consolidated financial statements. These reclassifications did not impact net income.

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WINDSTREAM CORPORATION

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION-Page 2

(Dollars in millions, except per customer amounts)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
			Increase				Increase
	December 31,	December 31,	(Decrease)		December 31,	December 31,	(Decrease)
	2008	2007	Amount	%	2008	2007	Amount	%
UNDER GAAP
Wireline:
Revenues and sales	$764.3	$794.6	$(30.3)	(4)	$3,110.9	$3,112.5	$(1.6)	—
Access lines	3,037.8	3,203.2	(165.4)	(5)
Net access line losses:
Internal	(48.5)	(38.2)	(10.3)	(27)	(165.4)	(148.3)	(17.1)	(12)
Acquired	—	—	—	—	—	132.2	(132.2)	(100)

Net access line losses	(48.5)	(38.2)	(10.3)	(27)	(165.4)	(16.1)	(149.3)	(927)

Average access lines	3,061.3	3,221.5	(160.2)	(5)	3,122.7	3,188.4	(65.7)	(2)
Average revenue per customer per month (A)	$83.22	$82.22	$1.00	1	$83.02	$81.35	$1.67	2
High-speed Internet customers	978.8	871.4	107.4	12
Net high-speed Internet additions:
Internal	16.2	41.2	(25.0)	(61)	107.4	184.4	(77.0)	(42)
Acquired	—	—	—	—	—	30.9	(30.9)	(100)

Net high-speed Internet additions	16.2	41.2	(25.0)	(61)	107.4	215.3	(107.9)	(50)

Digital satellite television customers	274.2	195.6	78.6	40
Net digital satellite television additions:
Internal	22.5	18.1	4.4	24	78.6	107.9	(29.3)	(27)
Acquired	—	—	—	—	—	—	—	—

Net digital satellite television additions	22.5	18.1	4.4	24	78.6	107.9	(29.3)	(27)

Long distance customers	2,006.7	2,066.6	(59.9)	(3)
Net long distance customer losses:
Internal	(32.4)	1.1	(33.5)		(59.9)	(12.4)	(47.5)
Acquired	—	—	—		—	121.9	(121.9)

Net long distance customer losses	(32.4)	1.1	(33.5)		(59.9)	109.5	(169.4)

Consolidated:
Capital expenditures	$98.0	$97.4	$0.6	1	$317.5	$365.7	$(48.2)	(13)

FROM PRO FORMA RESULTS (B)
Wireline:
Revenues and sales	$764.3	$781.4	$(17.1)	(2)	$3,110.9	$3,159.3	$(48.4)	(2)
Access lines	3,037.8	3,203.2	(165.4)	(5)
Net access line losses	(48.5)	(38.2)	(10.3)	(27)	(165.4)	(154.3)	(11.1)	(7)
Average access lines	3,061.3	3,221.5	(160.2)	(5)	3,122.7	3,281.9	(159.2)	(5)
High-speed Internet customers	978.8	871.4	107.4	12
Net high-speed Internet additions	16.2	41.2	(25.0)	(61)	107.4	188.8	(81.4)	(43)
Average revenue per customer per month (A)	$83.22	$80.85	$2.37	3	$83.02	$80.22	$2.80	3
Digital satellite television customers	274.2	195.6	78.6	40
Long distance customers	2,006.7	2,066.6	(59.9)	(3)

Consolidated:
Capital expenditures	$98.0	$97.4	$0.6	1	$317.3	$388.2	$(70.9)	(18)

(A)	Average revenue per customer per month is calculated by dividing total wireline revenues by average customers for the period.
(B)	Pro forma results from current businesses adjusts results of operations under GAAP for the effects of the Company’s split off of the directory publishing business and the acquisition of CTC. For further details of these adjustments, see the Notes to Unaudited Reconciliations of Results of Operations Under GAAP to Pro Forma Results from Current Businesses.

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WINDSTREAM CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS UNDER GAAP-Page 3

(In millions)

ASSETS

	December 31,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$296.6	$72.0
Accounts receivable (less allowance for doubtful accounts of $16.3 and $13.1, respectively)	316.6	320.7
Inventories	30.8	29.6
Deferred income taxes	30.8	32.0
Prepaid expenses and other	33.9	40.3
Assets held for sale:
Acquired assets held for sale	—	26.6
Assets of discontinued operations	—	7.2

Total current assets	708.7	528.4

Goodwill	2,198.2	2,224.2
Other intangibles	1,132.2	1,184.1
Net property, plant and equipment	3,897.1	4,030.3
Other assets	73.1	195.7
Non-current assets of discontinued operations	—	78.5

TOTAL ASSETS	$8,009.3	$8,241.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31,	December 31,
	2008	2007
CURRENT LIABILITIES:
Current maturities of long-term debt	$24.3	$24.3
Current portion of interest rate swaps	40.5	16.2
Accounts payable	134.0	158.1
Advance payments and customer deposits	94.0	91.1
Accrued dividends	109.9	113.6
Accrued taxes	48.0	53.2
Accrued interest	138.4	139.6
Other current liabilities	76.2	75.1
Liabilities of discontinued operations	—	7.1

Total current liabilities	665.3	678.3

Long-term debt	5,358.2	5,331.2
Deferred income taxes	1,070.6	1,133.4
Other liabilities	662.9	398.5

SHAREHOLDERS’ EQUITY:
Common stock	—	—
Additional paid-in capital	101.5	286.8
Accumulated other comprehensive income (loss)	(336.6)	(103.0)
Retained earnings	487.4	516.0

Total shareholders’ equity	252.3	699.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,009.3	$8,241.2

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WINDSTREAM CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS UNDER GAAP-Page 4

(In millions)

	TWELVE MONTHS ENDED
	December 31,	December 31,
	2008	2007
Cash Provided from Operations:
Net income	$412.7	$917.1
Adjustments to reconcile net income to net cash provided from operations:
Gain on sale of publishing business	—	$(451.3)
Loss on sale of wireless business	21.3	—
Depreciation and amortization	494.5	507.5
Provision for doubtful accounts	38.7	28.5
Stock-based compensation expense	18.1	15.9
Pension and post retirement benefits expense	13.9	39.3
Deferred taxes	110.0	13.0
Other, net	18.1	15.6
Changes in operating assets and liabilities, net
Accounts receivable	(25.1)	(12.3)
Accounts payable	(27.6)	(3.0)
Accrued interest	(1.1)	(9.1)
Accrued taxes	5.4	27.2
Other current liabilities	(1.3)	(48.7)
Other liabilities	(13.0)	(15.5)
Other, net	15.8	9.5

Net cash provided from operations	1,080.4	1,033.7

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(317.5)	(365.7)
Acquisition of CT Communications, net of cash acquired	—	(546.8)
Disposition of wireless business	56.7	—
Disposition of publishing business	—	40.0
Disposition of acquired assets held for sale	17.8	—
Other, net	9.9	5.4

Net cash used in investing activities	(233.1)	(867.1)

Cash Flows from Financing Activities:
Dividends paid on common shares	(445.2)	(476.8)
Stock repurchase	(200.3)	(40.1)
Repayment of debt	(354.3)	(811.0)
Debt issued, net of issuance costs	380.0	848.9
Other, net	(2.9)	(2.4)

Net cash used in financing activities	(622.7)	(481.4)

Increase (decrease) in cash and cash equivalents	224.6	(314.8)
Cash and Cash Equivalents:
Beginning of the period	72.0	386.8

End of the period	$296.6	$72.0

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WINDSTREAM CORPORATION

UNAUDITED RECONCILIATION OF REVENUES AND SALES AND OPERATING INCOME UNDER GAAP TO PRO FORMA REVENUES AND SALES

AND PRO FORMA OIBDA FROM CURRENT BUSINESSES (NON-GAAP)-Page 5

(In millions)

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		December 31,	December 31,	December 31,	December 31,
		2008	2007	2008	2007
Consolidated revenues and sales under GAAP		$777.5	$816.7	$3,171.5	$3,245.9

Pro forma adjustments:
CTC revenues and sales prior to acquisition	(A)	—	—	—	93.9
Directory publishing revenues	(B)	—	(23.7)	—	(120.9)

Consolidated pro forma revenues and sales from current businesses		$777.5	$793.0	$3,171.5	$3,218.9

Wireline revenues and sales under GAAP		$764.3	$794.6	$3,110.9	$3,112.5

Pro forma adjustments:
CTC revenues and sales prior to acquisition	(A)	—	—	—	101.4
Directory publishing revenues	(B)	—	(13.2)	—	(54.6)

Wireline pro forma revenues and sales from current businesses		$764.3	$781.4	$3,110.9	$3,159.3

Operating income from continuing operations under GAAP		$276.6	$299.3	$1,132.4	$1,149.9

Pro forma adjustments:
CTC operating income prior to the acquisition	(A)	—	—	—	11.5
CTC customer list amortization	(C)	—	—	—	(5.3)
CTC merger and integration costs, prior to acquisition	(D)	—	—	—	2.2
Merger and integration costs	(E)	—	2.6	6.2	8.2
Impairment loss on assets held for sale	(F)	—	—	6.5	—
Operating income adjustment for split off of directory publishing
Wireline	(B)	—	(10.3)	—	(42.0)
Other	(B)	—	(0.5)	—	(5.4)

Adjusted operating income		276.6	291.1	1,145.1	1,119.1

Depreciation and amortization	(G)	124.0	121.5	492.7	530.2

Pro forma OIBDA from current businesses		$400.6	$412.6	$1,637.8	$1,649.3

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WINDSTREAM CORPORATION

NOTES TO UNAUDITED RECONCILIATIONS OF RESULTS OF OPERATIONS

UNDER GAAP TO PRO FORMA RESULTS FROM CURRENT BUSINESSES-Page 6

Windstream Corporation has entered into various transactions over the past two years that may cause results reported under GAAP to be not necessarily indicative of future results. On August 31, 2007, Windstream completed the acquisition of CT Communications, Inc. (“CTC”). Under the terms of the transaction CTC shareholders received $31.50 in cash for each of their shares of CTC common stock. Subsequently, on November 21, 2008, the Company completed the sale of the wireless business acquired from CTC. As a result of completing this transaction, we will have no significant continuing involvement in the operations or cash flows of the wireless business. Accordingly, we have recognized a pre-tax loss of $21.3 million to reduce the net carrying value of the assets and liabilities sold to the transaction price less costs to sell, and reported the operating results of the wireless business as discontinued operations. In the third quarter of 2008, the Company recognized a non-cash impairment charge of $6.5 million to reduce the carrying value of certain wireless spectrum licenses designated as held for sale, and not used in operations, to their fair market value. The fair market value of these holdings has been reduced to a nominal amount due to an impairment resulting from general market conditions and limited interest on this bandwidth of spectrum. On November 30, 2007, Windstream completed the split off of its directory publishing business to Welsh, Carson, Anderson, and Stowe (“WCAS”), a private equity investment group and Windstream shareholder. In exchange for Windstream’s publishing business, Windstream received a special cash dividend of $40.0 million, received $210.5 million in debt relief through a debt-for-debt exchange, and retired approximately 19.6 million shares in Windstream common stock held by WCAS. As a result of completing this transaction, Windstream recorded a gain of $451.3 million in the fourth quarter of 2007. As disclosed in the Windstream Form 8-K filed on February 4, 2009, the Company has presented in this earnings release unaudited pro forma results from current businesses, which include results from CTC’s wireline business for periods prior to the acquisition and excludes (1) results from the directory publishing business, (2) all merger and integration costs resulting from the transactions discussed above, and (3) $6.5 million non-cash impairment charge for acquired assets held for sale.

Windstream’s purpose for including the results of the acquired businesses and for excluding non-recurring items and the results of the directory publishing business is to improve the comparability of results of operations for the three and twelve month periods ended December 31, 2008 to the results of operations for the same periods of 2007. Windstream’s purpose for these adjustments is to focus on the true earnings capacity associated with providing telecommunication services. Management believes the items either included or excluded from pro forma results from current businesses are related to strategic activities or other events, specific to the time and opportunity available, and should be treated accordingly when evaluating the Company’s operations. Management believes that presenting current business measures assists investors by providing more meaningful comparisons of results from current and prior periods, and by providing information that is a better reflection of the core earnings capacity of the businesses. The Company uses pro forma results from current businesses, including pro forma revenues and sales and pro forma OIBDA from current businesses, as a key measure of the operational performance of its business segments. Windstream management, including the chief operating decision-maker, uses these measures consistently for all purposes including: internal reporting, the evaluation of business objectives, opportunities and performance, and the determination of management compensation.

(A) To reflect operating results recognized by CTC’s wireline operations prior to acquisition.

(B) To reflect the split off of the Company’s directory publishing business.

(C) To recognize amortization for the acquired CTC wireline customer list.

(D) Prior to the acquisition, CTC incurred $2.2 million in restructuring charges consisting primarily of transition costs related to the proposed acquisition.

(E) The Company incurred merger and integration costs of $6.2 million related to the acquisition of CTC during the twelve months ended December 31, 2008, primarily related to system conversion costs. The Company incurred $3.7 million in costs related to the sale of its directory publishing business and $4.5 million in costs related to the acquisition of CTC during the twelve months ended December 31, 2007. Of these amounts, $0.4 million in costs were recorded in the fourth quarter of 2007 related to the sale of the directory publishing business, and $2.2 million in costs were related to signage and rebranding, system conversion, and administrative costs for the CTC acquisition.

(F) To reflect the non-cash impairment loss on wireless licenses held for sale.

(G) Includes depreciation and amortization expense under GAAP, CTC wireline depreciation and amortization expense incurred prior to the acquisition and other pro forma adjustments to depreciation and amortization expense.

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